EX-99.J(2) 2 dex99j2.htm POWER OF ATTORNEY

Exhibit (j)(2)

BARON INVESTMENT FUNDS TRUST

POWER OF ATTORNEY

The undersigned in his or her capacity as a Trustee or Officer, or both, as the case may be, of Baron Investment Funds Trust (the “Trust”) does hereby appoint Linda S. Martinson and Patrick M. Patalino, and each of them, severally, his or her true and lawful attorney and agent to execute in his or her name, place and stead (in such capacity) any and all amendments to the Registration Statement of the Trust and any post-effective amendments thereto and all instruments necessary or desirable in connection therewith, to attest the seal of the Trust thereon and to file the same with the Securities and Exchange Commission; and any and all other instruments or documents necessary or desirable in connection with the establishment of a new series of the Trust or any other corporate action authorized by the Board of Trustees. Each of said attorneys and agents have power and authority to do and perform in the name and on behalf of each of the undersigned, in any and all capacities, every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as each of the undersigned might or could do in person, hereby ratifying and approving the act of said attorneys and agents and each of them.

Signatures	Title	Date

/s/ Ronald Baron Ronald Baron	Chief Executive Officer, Chief Investment Officer, Trustee and Portfolio Manager	February 19, 2008

/s/ Norman S. Edelcup Norman S. Edelcup	Trustee	February 19, 2008

/s/ David I. Fuente David I. Fuente	Trustee	February 19, 2008

/s/ Charles N. Mathewson Charles N. Mathewson	Chairman and Trustee	February 19, 2008

/s/ Harold W. Milner Harold W. Milner	Trustee	February 19, 2008

/s/ Raymond Noveck Raymond Noveck	Trustee	February 19, 2008

/s/ David A. Silverman, MD David A. Silverman, MD	Trustee	February 19, 2008

/s/ Alex Yemenidjian Alex Yemenidjian	Trustee	February 19, 2008